EXHIBIT 99.1

PRESS RELEASE

For further information contact:	FOR IMMEDIATE RELEASE
Joseph M. Murphy President and CEO (207) 288-3314

BAR HARBOR BANKSHARES CONTINUES ITS STOCK REPURCHASE PLAN

BAR HARBOR, Maine (August 17, 2010) – Bar Harbor Bankshares (NYSE Amex: BHB), today announced that its Board of Directors has authorized the continuation of the Company’s existing stock repurchase plan through August 19, 2012.

In August 2008, the Company’s Board of Directors approved a program to repurchase up to 300,000 shares of the Company’s common stock, or approximately 10.2% of the shares currently outstanding. The stock repurchase plan became effective as of August 19, 2008 and was authorized to continue for a period of up to twenty-four consecutive months. Depending on market conditions and other factors, purchases may be commenced or suspended at any time, or from time-to-time, without prior notice and may be made in the open market or through privately negotiated transactions. As of August 17, 2010, the Company had repurchased 66,782 shares of stock under the plan, or 22.3% of the total authorized.

About Bar Harbor Bankshares

Bar Harbor Bankshares is the parent company of its wholly owned subsidiary, Bar Harbor Bank & Trust. Bar Harbor Bank & Trust, founded in 1887, provides full service community banking with twelve branch office locations serving downeast and midcoast Maine.

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